Exhibit (h)(7)(ii)

NGAM Advisors, L.P.

399 Boylston Street

Boston, MA 02116

July 1, 2013

Natixis Funds Trust I

Loomis Sayles Core Plus Bond Fund

399 Boylston Street

Boston, MA 02116

Attn: David Giunta, President

Re: Loomis Sayles Core Plus Bond Fund Advisory Administration Agreement Addendum

Dear Mr. Giunta:

The Advisory Administration Agreement dated September 1, 2003 between Natixis Funds Trust I (the “Trust”), with respect to its Loomis Sayles Core Plus Bond Fund (the “Series”), and NGAM Advisors, L.P. (the “Administrator”) is hereby revised, effective July 1, 2013, to delete Section 3 and to replace it with the following:

3. Compensation of the Administrator. As full compensation for all services rendered, facilities furnished and expenses borne by the Administrator hereunder, the Administrator shall be paid at the annual rate of 0.20% of the first $100 million of the average daily net assets of the Series, 0.1875% of the next $1.9 billion of the average daily net assets of the Series and 0.15% over $2 billion of such assets, respectively, (or such lesser amount as the Administrator may from time to time agree to receive). Such compensation shall be paid by the Trust (except to the extent that the Trust and the Administrator otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement. The Administrator hereby acknowledges that the Trust’s obligation to pay such compensation is binding only on the assets and property belonging to the Series.

To indicate your approval and acceptance of the terms of this letter, please sign below where indicated.

NGAM Advisors, L.P.

By: NGAM Distribution Corporation, its general partner

By:	/s/ Coleen Downs Dinneen
Name:	Coleen Downs Dinneen
Title:	EVP & General Counsel

ACCEPTED AND AGREED TO:
Natixis Funds Trust I, on behalf of
Loomis Sayles Core Plus Bond Fund

By:	/s/ David L. Giunta
David L. Giunta
Title:	President

Date: 7/1/13